SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-25864

                          AboveNet Communications Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

        50 W. San Fernando Street, Suite 1010, San Jose, California 95113
                                 (408) 367-6666
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 par value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6                [ ]
        Rule 12h-3(b)(1)(i)       [X]

        Approximate number of holders of record as of the certification or notice date: None.

        Pursuant to the requirements of the Securities Exchange Act of 1934, AboveNet Communications Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 8, 1999                    By: /s/ Sherman Tuan
                                               ----------------
                                               Sherman Tuan
                                               Chief Executive Officer
                                               AboveNet Communications Inc.